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                                                                     Exhibit 1


                       SETTLEMENT AND CONSULTING AGREEMENT


         This SETTLEMENT AND CONSULTING AGREEMENT (the "Settlement Agreement"), dated as of April 1, 1998, is between CIAO CUCINA CORPORATION ("CIAO") and CARL
A. BRUGGEMEIER ("Bruggemeier").

                                    RECITALS:

         WHEREAS, CIAO, as employer, and Bruggemeier, as employee, entered into an Employment Agreement dated August 1, 1996, as amended by an Amendment dated February 9, 1998(as so amended, the "Agreement"); and

         WHEREAS, CIAO and Bruggemeier wish to terminate the Agreement without further liability to either party, and modify their relationship on the terms set forth hereinafter;

         NOW, THEREFORE, the parties hereto agree as follows:


         1.       Mutual Releases.

                  (A) The Agreement is hereby terminated without further liability or obligation thereunder to any party thereto.

                  (B) CIAO hereby: (i) releases and forever discharges Bruggemeier from any and all claims, causes of action, demands, debts, suits, duties, costs, liabilities, damages and/or expenses (collectively, "Damages") arising under the Agreement and arising prior to the date hereof, including without limitation such Damages as may be known or unknown, contingent or otherwise, and as may now or hereafter exist; and (ii) cancels and forgives the remaining $32,000 balance on the loan from CIAO to Bruggemeier and any interest accrued thereon. CIAO acknowledges that the foregoing provision constitutes a general release which is not subject to any condition or future event.

                  (C) Bruggemeier hereby releases and forever discharges CIAO, and its shareholders, officers, directors, employees, agents, successors and assigns, from any and all Damages arising under the Agreement and arising prior to the date hereof, including without limitation such Damages as may be known or unknown, contingent or otherwise, and as may now or hereafter exist. Bruggemeier acknowledges that the foregoing provision constitutes a general release which is not subject to any condition or future event.

                  (D) Each party hereto expressly warrants and represents to each other that before executing this Settlement Agreement, said party has fully informed itself of the terms, contents, conditions, and facts of this Settlement Agreement, that it has relied solely and completely upon its own judgment in executing this Settlement Agreement, that said party has had the opportunity to seek the advice of its own independent counsel before executing this


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Settlement Agreement and has acted voluntarily and of its own free will in executing this Settlement Agreement.

         2.       Consulting Services.

                  (A) Bruggemeier is hereby engaged by CIAO to consult with CIAO and advise CIAO with respect to its ongoing business operations, when and to the extent reasonably requested by CIAO.

                  (B) The engagement described in (A) above (the "Engagement") shall commence on the date hereof, and shall terminate on February 28, 1999, unless sooner terminated in accordance with the terms hereof.

                  (C) The Engagement may be terminated by CIAO prior to the date on which it would otherwise expire for "cause" upon delivery by CIAO of written notice of termination to Bruggemeier. As used herein, the term "cause" means:
(i) the breach by Bruggemeier of any material provision in this Agreement; (ii) willful misconduct; (iii) failure to be reasonably available to provide consulting services hereunder; (iii) habitual intoxication; (iv) drug addiction;
(v) conviction of a felony; or (vi) misappropriation of Company funds or assets.

                  (D) If CIAO terminates the Engagement for "cause", or if Bruggemeier terminates the Engagement for any reason other than "good reason", the Engagement shall automatically terminate without any further obligation on the part of CIAO other than to pay any consulting fee accrued but unpaid through the date of termination.

                  (E) If a "good reason" exists for Bruggemeier to terminate the Engagement, Bruggemeier may terminate the Engagement by providing written notice to the Company. If Bruggemeier terminates the Engagement for "good reason", CIAO shall pay Bruggemeier within 10 days after notice of termination is received by CIAO an amount equal to sum of the consulting fees to which he would otherwise have been entitled for the remainder of the Engagement had it not been terminated. As used herein, "good reason" means the failure or inability of CIAO to pay Bruggemeier the consulting fee required hereunder.

                  (F) CIAO shall pay Bruggemeier a consulting fee during the term of the Engagement in the aggregate amount of $115,000, payable as follows:
$15,000 shall be payable on or before April 10, 1998, and the balance shall be payable in 10 equal monthly installments equal to $10,000, payable on or before the 10th day of each month beginning May, 1998. Upon delivery of receipts or other reasonable evidence, CIAO shall reimburse Bruggemeier for all reasonable travel and other expenses incurred by him in the performance of his obligations under this Agreement.

                  (G) The parties agree that Bruggemeier is an independent contractor and shall provide the consulting services required hereunder at such times as may be mutually convenient to both parties.





                                        2

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         3.       Restrictive Covenants.

                  (A) Bruggemeier agrees that from and after the date hereof and through December 31, 1999, he will not, directly or indirectly, engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a "Restricted Business" anywhere within the "Restricted Territory" (as such terms are defined below). It is agreed that passive ownership of no more than five percent (5%) of the outstanding voting or profits interest of any publicly held entity or business shall not in and of itself constitute a violation of this provision.

                  (B) Bruggemeier agrees that from and after the date hereof and through December 31, 1999, he will not: (i) solicit, recruit, hire, encourage or take any other action which is intended to induce any employee or customer of CIAO to terminate its, his or her employment or business relationship with CIAO; and (ii) interfere in any manner with the business, contractual or employment relationship between CIAO and any such employee or customer of CIAO.

                  (C) The term "Restricted Business" shall mean any full service restaurant serving Italian or Mediterranean cuisine.

                  (D) The term "Restricted Territory" shall mean any area within a 30 mile radius of any location or store now or hereafter owned, operated or managed by CIAO.

                  (E) If, in any judicial proceeding, a court shall refuse to enforce any of the covenants contained herein (or any part thereof), then with respect to such unenforceable covenant (or such part) such court is hereby authorized and directed to reform such provision to the maximum, time, scope or geographic limitation, as the case may be, permitted by applicable laws.

                  (F) Bruggemeier represents that he is familiar with the covenants not to compete and not to solicit contained herein and is fully aware of his obligations hereunder and agrees that the length of time, scope and geographic coverage of these covenants is reasonable given the benefits received by him hereunder.

         4. This Settlement Agreement, together with the documents and agreements executed in connection herewith, represents the entire agreement among the parties related to the subject matter hereof and supersedes all prior or contemporaneous agreements.

         5. This Settlement Agreement may not be changed, modified, discharged or abandoned, in whole or in part, except pursuant to the expressed written consents of all parties hereto.




                                        3

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         6. Neither this Settlement Agreement, nor the subject matter, terms or any part hereof, nor the negotiations leading hereto nor discussions or communications, written or oral relating hereto or any part thereof, shall: (a) at any time for any reason be considered as an admission by any party that any other party has any valid claim, right, cause of action or demand against such party or had any loss, damage or injury as a result of any act of or omission by such party of any kind or nature, or that any of the subsequent claims or allegations of any party at any time had any validity or that any party at any time had any liability to any other party of any kind whatsoever; (b) be admissible as evidence in any arbitration, lawsuit or other proceeding involving any of the parties hereto; or (c) be disclosed to any other party except to comply with applicable legal requirements or the terms hereof, and then only after securing the agreement of such other party to keep such matters strictly confidential.

         7. This Settlement Agreement shall be construed under and in accordance with the laws of the State of Ohio applicable to contracts entered into in Ohio by Ohio residents to be performed wholly within Ohio.

         8. Each party, and each person executing this Settlement Agreement on behalf of a party, represents that the person signing this Settlement Agreement on behalf of the party has been duly authorized to do so by all necessary corporate action so that this Settlement Agreement represents the valid and binding agreement of the party.

         9. This Settlement Agreement may be executed in counterparts which taken together shall constitute one binding agreement, not withstanding the fact that all parties have not signed the same copy.

         10. This Settlement Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective heirs, successors and assigns.

         IN WITNESS WHEREOF, the parties have caused this Settlement Agreement to be executed and witnessed as of the date and year first set forth above.

Witnessed by:                               CIAO CUCINA CORPORATION

                                            By: /s/ John Wyant
-------------------------                      --------------------------

                                            Title:
-------------------------                         -----------------------

/s/ Catherine C. Jetter                     /s/ Carl A. Bruggemeier
-------------------------                   -----------------------------
/s/ Laura K. Robinson                       CARL A. BRUGGEMEIER
-------------------------




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                AMENDMENT TO SETTLEMENT AND CONSULTING AGREEMENT


         This AMENDMENT TO SETTLEMENT AND CONSULTING AGREEMENT (the "Amendment"), dated as of April 13, 1998, is between CIAO CUCINA CORPORATION ("CIAO") and CARL A. BRUGGEMEIER ("Bruggemeier").

                                    RECITALS:

         WHEREAS, CIAO and Bruggemeier entered into a Settlement and Consulting Agreement dated April 1, 1998 (the "Agreement"); and

         WHEREAS, the parties wish to clarify and confirm certain provisions of the Agreement as set forth hereinafter;;

         NOW, THEREFORE, the parties hereto agree as follows:


         1. Notwithstanding anything contained in the Agreement, the term of the consulting services to be provided by Bruggemeier thereunder is 10 months beginning April 1, 1998, and the consulting fee payable by CIAO for such services equals a total of $100,000, payable in ten monthly installments of $10,000 beginning April 1, 1998.

         2. Effective on the date hereof, Bruggemeier resigns as a Director of CIAO.

         3. Except as amended hereby, the Agreement remains in full force and effect. In the event of any ambiguity or inconsistence between the terms hereof and the Agreement, the terms hereof shall control.

         IN WITNESS WHEREOF, the parties have caused this Settlement Agreement to be executed and witnessed as of the date and year first set forth above.


Witnessed by:                         CIAO CUCINA CORPORATION

                                      By:   /s/ John Wyant
-------------------------                   -----------------------------

                                      Title:
-------------------------                   -----------------------------

                                      /s/ Carl A. Bruggemeier
-------------------------             -----------------------------
                                      CARL A. BRUGGEMEIER
-------------------------



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            SECOND AMENDMENT TO SETTLEMENT AND CONSULTING AGREEMENT




     This SECOND AMENDMENT TO SETTLEMENT AND CONSULTING AGREEMENT
(the "Amendment"), dated as of May 27, 1998, is between CIAO CUCINA CORPORATION ("CIAO") and CARL A. BRUGGEMEIER ("Bruggemeier").


                                   RECITALS:



     WHEREAS, CIAO and Bruggemeier entered into a Settlement and Consulting Agreement dated April 1, 1998, and amended on April 13, 1998 (as amended, the "Agreement"); and

     WHEREAS, the parties wish to clarify and confirm certain provisions of the Agreement as set forth hereinafter;

     NOW, THEREFORE, the parties hereto agree as follows:

     1. As payment in full for the Consulting Services to be provided by Bruggemeier under the Agreement, the Corporation shall: (a) pay Bruggemeier $10,000 in cash within 10 days after the date hereof; and (b) issue Bruggemeier 50,000 shares of common stock (the "Shares") on the terms set forth herein.

     2. The Corporation shall cause 40,000 of the Shares to be issued to Bruggemeier as soon as reasonably possible after the execution hereof. The remaining 10,000 Shares (the "escrow Shares") shall be held in escrow by the Corporation until the earlier of: (a) the closing of a merger involving the Corporation; and (2) March 1, 1999; provided, that if the Engagement is terminated by Ciao for "cause" (as defined in the Agreement) before the Escrow Shares are issued to Bruggemeier, any obligation of the Corporation to issue the Shares to Bruggemeier shall, in addition to any other available remedy, thereupon be canceled, and any right, title or interest of Bruggemeier in, to and under the Escrow Shares shall thereupon be terminated.

     3. Except as amended hereby, the Agreement remains in full force and effect. In the event of any ambiguity or inconsistence between the terms hereof and the Agreement, the terms hereof shall control. Terms capitalized but not defined herein shall be given the respective meanings ascribed thereto in the Agreement.





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     IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed as of the date and year first set forth above.

Witnesses by:                           CIAO CUCINA CORPORATION

                                        By: /s/ Stephen J. Kent
--------------------------                 -------------------------------

                                        Title:
--------------------------                    ----------------------------

                                        /s/ Carl A. Bruggemeier
--------------------------              ----------------------------------
                                        CARL A. BRUGGEMEIER


--------------------------